DRIVER MANAGEMENT

Perspectives on First United

August 20, 2019

DISCLAIMER

The analyses and conclusions of Driver Management Company LLC ("Driver") contained in this presentation are based on publicly available information. Driver recognizes that there may be confidential information in the possession of the companies discussed in this presentation that could lead these companies to disagree with Driver's analysis, conclusions and opinions. All information contained in this presentation is provided for informational purposes only and should not be deemed as a recommendation to buy or sell any security mentioned. All investments are speculative and entail substantial risks, including volatility and the loss of principal.

Certain information contained in this presentation, including estimates and projections prepared with respect thereto, among other things, the historical and anticipated operating performance of the companies discussed in this presentation, access to capital markets, market conditions and the values of assets and liabilities, constitute "forward-looking statements." Forward-looking statements can be identified by the use of forward-looking terminology such as "may", "will", "should", "expect", "anticipate", "target", "project", "estimate", "intend", "continue" or "believe" or the negatives thereof or other variations thereon or comparable terminology. No representation or warranty is made, expressed or implied, with respect to the fairness, correctness, accuracy, reasonableness or completeness of such statements, estimates or projections or with respect to any other materials in this presentation, and Driver disclaims any liability with respect thereto. Due to various risks and uncertainties, actual events or results and actual performance may differ materially from those reflected or contemplated in such forward-looking statements. Driver also disclaims any obligation to update, modify or amend this presentation in the event that any matter stated herein, or any statement, projection, estimate or other information changes or subsequently becomes inaccurate.

Funds managed by Driver and its affiliates are invested in First United Corporation ("FUNC") common stock. Driver manages funds and accounts that are in the business of buying and selling securities and financial instruments. There may be developments in the future that cause Driver to change its position regarding FUNC. Driver may buy, sell, cover or otherwise change the form of its investment in FUNC for any or no reason and disclaims any duty to provide any update to the manner or type of any Driver investment, except to the extent required by law.

PERSPECTIVES ON FUNC


High quality deposit franchise
Attractive fee businesses
Elevated expenses
Sub-scale
Slow growth

Key Points

- FUNC has a valuable core deposit franchise and trust/wealth management business
- That value has been masked by elevated expenses and slow growth, both of which have weighed on profitability
- As a result, FUNC has consistently traded at a valuation discount to peers and larger banks, providing poor returns for shareholders
- It will be very difficult for FUNC to create operating leverage in the current economic environment of slowing growth and compressing margins

A sale today would unlock FUNC's significant franchise value and be in the best interest of all shareholders

WHAT WE LIKE

Strong core deposit base

Noninterest Bearing Deposits %


25.0%
21.9%
21.9%
FUNC
Geo. Peers
Nat. Peers

Low cost funding

Cost of Deposits %


0.71%
0.82%
0.99%
FUNC
Geo. Peers
Nat. Peers

Resilient funding costs

Q4'15-Q2'19 Increase in Deposit Cost (bps)


35
46
55
FUNC
Geo. Peers
Nat. Peers

Robust margin

Net Interest Margin %


3.67%
3.64%
3.60%
FUNC
Geo. Peers
Nat. Peers

Good liquidity

Loans/Deposits %


89.4%
90.6%
92.9%
FUNC
Geo. Peers
Nat. Peers

Diversified revenue stream

Noninterest Income/Revenue %


25.4%
18.2%
16.5%
FUNC
Geo. Peers
Nat. Peers

Source: S&P Global Market Intelligence
Note: Financial data as of or for the quarter ended 6/30/19; National peers include publicly traded banks with assets between $1B and $3B; Geographic peers include subset of national peers headquartered in MD, WV, PA or VA whose market demographics are similar to those of FUNC

OUR CONCERNS

Elevated expenses

Noninterest Expense/Average Assets %


3.32%
2.78%
2.64%
2.43%
FUNC
Geo. Peers
Nat. Peers
Acquirers

Lack of operating leverage

Efficiency Ratio %


69.7%
65.3%
62.6%
54.0%
FUNC
Geo. Peers
Nat. Peers
Acquirers

Depressed profitability

Return on Average Assets %


0.73%
1.15%
1.15%
1.45%
FUNC
Geo. Peers
Nat. Peers
Acquirers

Weak loan growth

5-Year Gross Loan CAGR %


4.0%
11.5%
12.6%
9.2%
FUNC
Geo. Peers
Nat. Peers
Acquirers

Valuation discount

Price/TBV Multiple


1.12x
1.25x
1.28x
1.76x
FUNC
Geo. Peers
Nat. Peers
Acquirers

No skin in the game

Value of Insider Holdings at 8/16/19 ($M)


$7.3
$18.9
$18.3
$37.0
FUNC
Geo. Peers
Nat. Peers
Acquirers

Source: S&P Global Market Intelligence

Note: Financial data as of or for the quarter ended 6/30/19; Market data as of 8/16/19 unless otherwise noted; National peers include publicly traded banks with assets between $1B and $3B; Geographic peers include subset of national peers headquartered in MD, WV, PA or VA whose market demographics are similar to those of FUNC; FUNC Price/TBV multiple is based on FUNC's closing price on 3/25/19, the day prior to Driver's initial notice of exempt solicitation (https://www.sec.gov/Archives/edgar/data/763907/000147793219001166/dmc_px14a6g.htm)

PERSISTENT VALUATION DISCOUNT

FUNC has underperformed peers and trades at a meaningful valuation discount

FUNC's Market Performance

- FUNC has underperformed the SNL U.S. Bank $1B-$5B Index by ***1,196%*** since its shares began trading on NASDAQ in September 1992
- Over that time, its shares have consistently traded at a valuation discount due to its sub-par profitability, averaging a ***35% P/TBV multiple discount*** to the index
- In fact, FUNC has spent nearly ***30%*** of its days on NASDAQ at a P/TBV multiple valuation of ***less than 1x*** and ***over 70% of the last 10 years below 1x***
- We believe FUNC's post-crisis stock price improvement is a ***function of its relative cheapness and potential sale value***
- ***FUNC has consistently failed to deliver acceptable returns to its shareholders***

Total Shareholder Return Since NASDAQ Listing(1)



2000%
1600%
1200%
800%
400%
0%
-400%
FUNC
SNL US Bank $1B-$5B Index
1,456%
260%
Sep-92
Sep-97
Sep-02
Sep-07
Sep-12
Sep-17

P/TBV Multiple Since NASDAQ Listing(1)



4.0x
3.0x
2.0x
1.0x
0.0x
FUNC
SNL US Bank $1B-$5B Index
1.57x
1.12x
Sep-92
Sep-97
Sep-02
Sep-07
Sep-12
Sep-17

Source: S&P Global Market Intelligence

(1) Chart depicts performance from date of NASDAQ listing (9/2/92) to 3/25/19, the day prior to Driver's initial notice of exempt solicitation (https://www.sec.gov/Archives/edgar/data/763907/000147793219001166/dmc_px14a6g.htm)

VALUE IN A SALE

Multiple analyses point to one conclusion: FUNC is worth more in a sale

Deposit Valuation

$26-$29 per share valuation

- Conservative approach based only on the value of FUNC's deposit franchise
- Range of deposit premiums based on recent branch deals

	Premium to Total Deposits		
	6%	7%	8%
Per Share Value	$25.69	$27.27	$28.85
Unaffected Premium	52.9%	62.3%	71.7%
Current Premium	21.7%	29.2%	36.7%

- FUNC's unaffected and current stock prices value the bank at a 1.2% and 3.1% deposit premium, respectively

Synergies Valuation

$28-$31 per share valuation

- Capitalized value of expected synergies, net of restructuring charge
- Assumes FUNC's 3/25/19 unaffected share price accurately reflects fair market value
- Cost savings range based on recent whole-bank transactions

	Cost Savings %		
	35%	40%	45%
Per Share Value	$27.73	$29.29	$30.85
Unaffected Premium	65.0%	74.3%	83.6%
Current Premium	31.4%	38.8%	46.2%

Earnings Valuation

$29-$33 per share valuation

- Values FUNC's earnings contribution including cost savings, a proxy for IRR
- Cost savings range based on recent whole-bank transactions
- Contributed earnings multiple based on recent whole-bank transactions, adjusted downward for recent market sell-off

	Cost Savings %		
	35%	40%	45%
Per Share Value	$28.94	$30.93	$32.93
Unaffected Premium	72.2%	84.1%	96.0%
Current Premium	37.1%	46.6%	56.1%

Source: S&P Global Market Intelligence
Note: Unaffected stock price is FUNC's closing price on 3/25/19, the day prior to Driver's initial notice of exempt solicitation (https://www.sec.gov/Archives/edgar/data/763907/000147793219001166/dmc_px14a6g.htm); Current stock price is FUNC's closing price on 8/16/19

SEVERAL STRONG ACQUIRERS

[PAGE INTENTIONALLY BLURRED]

CHALLENGING STANDALONE PATH

FUNC would need to deliver a combination of extraordinary profitability and growth to reach the same price that it could achieve in a sale today

1.25% ROA

ROA required for $28 trading price today

FUNC would need to generate an ROA of ~1.25% to trade at $28 per share today assuming no expansion in its trading multiple

- Implies a 70%+ improvement over its Q2 core ROA of 0.73%

$2.5B assets

Scale required for $28 trading price today

FUNC would need ~$2.5B in assets to trade at $28 per share today based on its Q2 core ROA of 0.73% and assuming no expansion in its trading multiple

- Implies a 70%+ increase over its Q2 assets of $1.4B

Note: Analysis is for illustrative purposes only; Based on FUNC's unaffected 3/25/19 P/E multiple of ~11x, holding all other factors constant

INVESTORS WANT CHANGE

Director Election Results: For to Withhold Vote Ratio



2018 Meeting
2019 Meeting
34.9x
27.9x
26.4x
29.8x
4.4x
3.8x
3.4x
Kurtz
McDonald
Ruddell
Rodeheaver
Burkey
Rudy
Walls

Changing Ownership



Hedge Fund % of Top 10
48.8%
64.6%
- Excludes Driver
- EJF: +56%
- Castine: New
Q1 2019
Q2 2019

Stock Performance: 1-Year Prior to Driver(1)



FUNC
SNL US Bank $1B-$5B Index
-11%
-12%
Mar-18
May-18
Jul-18
Sep-18
Nov-18
Jan-19
Mar-19

Stock Performance: Since Driver(1)



FUNC
SNL US Bank $1B-$5B Index
+26%
+3%
Mar-19
Apr-19
May-19
Jun-19
Jul-19

Source: S&P Global Market Intelligence; 2018 election (https://www.sec.gov/Archives/edgar/data/763907/000114420418030085/tv494738_8k.htm); 2019 election (https://www.sec.gov/Archives/edgar/data/763907/000114420419027769/tv522268_8k.htm)

(1) Unaffected date is 3/25/19, the day prior to Driver's initial notice of exempt solicitation (https://www.sec.gov/Archives/edgar/data/763907/000147793219001166/dnac_px14a6g.htm)

DRIVING VALUE:

[PAGE INTENTIONALLY BLURRED]



THANK YOU

Contact us:
info@drivermgmtco.com

Visit us:
www.drivermanagementcompany.com